EXHIBIT 23(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-237642 on Form S-1 (the “Registration Statement”) of our report dated March 30, 2021 relating to the consolidated financial statements of 1st Franklin Financial Corporation appearing in Exhibit 13 to the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2020 (“2020 Form 10-K”) and incorporated by reference into the 2020 Form 10-K, and our audit report dated March 30, 2021 relating to the financial statement schedule of 1st Franklin Financial Corporation appearing in the 2020 Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

April 20, 2021